SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 8-A/A
                                (Amendment No. 6)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                               SPRINT CORPORATION
             (Exact name of registrant as specified in its charter)


                    Kansas                         48-0457967
           (State of incorporation              (I.R.S. Employer
                or organization)               Identification No.)

                 P.O. Box 7997
              Shawnee Mission, KS                66207-0997
            (Address of principal                (zip code)
              executive office)

Securities to be registered pursuant to Section 12(b) of the Act:

     Title of Each Class to                  Name of Each Exchange on Which
     be Registered                           Each Class is to be Registered
     ___________________________             _________________________________

     Rights                                  New York Stock Exchange

     If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), check the following box _____

     If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), check the following box _____

Securities Act registration statement file number to which this form relates: _____________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                (Title of class)

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                                Explanatory Note

     Sprint Corporation is filing this amendment number 6 to its Registration Statement on Form 8-A primarily to reflect the fact that Sprint's Rights
Agreement   will  be   amended,   immediately   before   the  merger  of  Nextel
Communications,  Inc.  with  and  into  a  wholly  owned  subsidiary  of  Sprint
Corporation, (i) to provide for Rights to be attached to shares of the Non-Voting Common Stock to be issued to the holders of Nextel Class B Common Stock in the merger, (ii) to reflect the redesignation of Series 1 FON Common Stock and Series 2 FON Common Stock into Series 1 Common Stock and Series 2
Common Stock, respectively, and (iii) to reflect the change of Sprint Corporation's name to Sprint Nextel Corporation in connection with the merger.

Item 1.  Description of Registrant's Securities to be Registered.

     On June 13, 2005, the Board of Directors of Sprint Corporation ("Sprint") approved an amendment to Sprint's Rights Agreement that will become effective immediately before completion of the merger of Nextel Communications, Inc. ("Nextel") with and into S-N Merger Corp., a wholly-owned subsidiary of Sprint.

     Pursuant to the Rights Agreement, currently one-half of a Right is attached to each outstanding share of FON Common Stock, Series 1 and Series 2. In connection with the merger, Sprint will change its name to Sprint Nextel Corporation and the FON Common Stock, Series 1 and Series 2, will be redesignated as Common Stock, Series 1 and Series 2. Sprint will issue shares of a newly created Non-Voting Common Stock to holders of Nextel Class B Common Stock. The amendment provides that one-half of a Right will be attached to each outstanding share of Non-Voting Common Stock, as well as the Series 1 and Series 2 Common Stock.

     The number of Rights, or fraction of a Right, attached to each share of Common Stock and Non-Voting Common Stock will be subject to adjustment if there is a stock dividend on the Common Stock and Non-Voting Common Stock paid in shares of Common Stock and Non-Voting Common Stock, respectively, or if there is a subdivision or combination of the shares of Common Stock and Non-Voting Common Stock.

     The Rights detach and become exercisable only if, in a transaction not approved by the Sprint Nextel Board, a person or entity

     o becomes the beneficial owner of voting securities representing 15% or more of the voting power of Sprint Nextel, or

     o announces a tender offer that, if consummated, would result in beneficial ownership by a person or group of voting securities representing 15% or more of the voting power of Sprint Nextel.

     If the Rights detach and become exercisable as a result of the commencement of a tender offer, each whole Right entitles its holder to purchase one one-thousandth of a share of Preferred Stock-Sixth Series for an exercise price of $275 unless the Rights are redeemed by Sprint Nextel. This exercise price and the number of shares, or fraction of a share, of Preferred Stock-Sixth Series that can be purchased are both subject to adjustment to prevent dilution in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock-Sixth Series or if Sprint Nextel distributes certain rights, options, warrants, evidences of indebtedness or assets to the holders of the Preferred Stock-Sixth Series.

     After a person or group (referred to as an Acquiring Person) becomes the beneficial owner of voting securities representing 15% or more of the voting power of Sprint Nextel, unless the securities were acquired pursuant to a Qualifying Offer, each Right entitles its holder to purchase, for the Right's exercise price, a number of shares of Common Stock or Non-Voting



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Common Stock having a value equal to two times the then current  exercise  price of the Right. All Rights that are, or under certain circumstances were, beneficially owned by any Acquiring Person or certain related parties will be null and void. A "Qualifying Offer" is an offer for all outstanding shares of common stock which a majority of the directors who are not also officers of
Sprint  Nextel  and  who  are  not  representatives,   nominees,  affiliates  or
associates of an Acquiring Person determine, after receiving advice from one or more investment banking firms, to be fair to the stockholders and otherwise in the best interests of Sprint Nextel and its stockholders.

     If Sprint Nextel is involved in a merger or other business combination transaction after the Rights become exercisable, each Right entitles its holder to purchase, for the Right's exercise price, a number of the acquiring or surviving company's shares of common stock having a market value equal to twice the exercise price of the Right. Similarly, if Sprint Nextel sells or transfers 50% or more of its assets or earning power after the Rights become exercisable, each Right entitles its holder to purchase, for the Right's exercise price, a number of the acquiring company's shares of common stock having a market value equal to twice the exercise price of the Right.

     At any time after any person or group becomes an Acquiring Person and before the acquisition by such person or group of 50% or more of the voting power of Sprint Nextel, the Sprint Nextel Board may exchange Common Stock and Non-Voting Common Stock for all or any part of the Rights, other than any Rights that have become null and void. The exchange rate is two shares of Common Stock or Non-Voting Common Stock for each Right. This exchange rate is subject to adjustment to reflect any stock split, stock dividend or similar transaction involving the Common Stock and Non-Voting Common Stock.

     Sprint Nextel is entitled to redeem the Rights at $.01 per Right at any time until ten business days following a public announcement that a person or group of persons has become the beneficial owner of voting securities representing 15% or more of the voting power of Sprint Nextel. The terms of the Rights expire on June 25, 2007, unless Sprint Nextel redeems the Rights before then or unless the Sprint Nextel Board extends the Rights by amending the Rights Agreement.

     Each  share  of  Preferred   Stock-Sixth  Series  will  be  entitled  to  a
preferential quarterly dividend payment of the greater of

     o    $100 per share or

     o 2,000 times the aggregate per share amount of all dividends, other than a dividend payable in Series 1 Common Stock, declared per share of Series 1 Common Stock.

     In the event of the liquidation of Sprint Nextel, the holders of shares of Preferred Stock-Sixth Series will be entitled to a preferential liquidation payment of the greater of

     o    $1,000 per share, plus accrued dividends, or





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


     o 2,000 times the aggregate amount to be distributed per share of Series 1 Common Stock.

     Each share of Preferred Stock-Sixth Series will have 2,000 votes and will vote together with, and on the same matters as, the Series 1 and Series 2 Common Stock. Finally, in the event of any merger, consolidation or other transaction involving Sprint Nextel in which shares of Series 1 Common Stock are exchanged for or changed into other stock, securities, cash and/or other property, each share of Preferred Stock-Sixth Series will be entitled to receive 2,000 times the amount received per share of Series 1 Common Stock. The dividend, liquidation, voting and other rights of the Preferred Stock-Sixth Series are subject to adjustment if there is a dividend on the Series 1 Common Stock paid in shares of Series 1 Common Stock or a subdivision or combination of the shares of Series 1 Common Stock.

     The Rights Agreement contains a provision requiring the Nominating and Corporate Governance Committee of the Sprint Nextel Board to review the Rights Agreement at least every three years in order to consider whether maintenance of the Rights Agreement continues to be in the best interests of Sprint Nextel and its stockholders.

Item 2.        Exhibits.

1 Second Amended and Restated Rights Agreement between Sprint and UMB Bank, n.a., as Rights Agent, dated as of March 16, 2004 and effective as of April 23, 2004 (filed as Exhibit 1 to Amendment No. 5 to Sprint Corporation's Registration Statement on Form 8-A relating to Sprint's Rights, filed April 12, 2004 and incorporated herein by reference).

2 Amendment dated June 17, 2005 to Second Amended and Restated Rights Agreement (filed as Exhibit 4(d) to Sprint Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 and incorporated herein by reference).









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                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.


                                 SPRINT CORPORATION



                                 By:  /s/ Michael T. Hyde
                                      Michael T. Hyde, Assistant Secretary

Date:  August 8, 2005

















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


                                  EXHIBIT INDEX


Exhibit
Number    Description


     1 Second Amended and Restated Rights Agreement between Sprint and UMB Bank, n.a., as Rights Agent, dated as of March 16, 2004 and effective as of April 23, 2004 (filed as Exhibit 1 to Amendment No. 5 to Sprint Corporation's Registration Statement on Form 8-A relating to Sprint's Rights, filed April 12, 2004 and incorporated herein by reference).

     2 Amendment dated June 17, 2005 to Second Amended and Restated Rights Agreement (filed as Exhibit 4(d) to Sprint Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 and incorporated herein by reference).